Exhibit 4.9

THIRD SUPPLEMENTAL INDENTURE

dated as of January 29, 2025

among CROCS, INC.

COLORADO FOOTWEAR FINANCIAL HOLDINGS LLC

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

4.250% Senior Notes due 2029

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of January 29, 2025 among CROCS, INC., a Delaware corporation (the “Issuer”), COLORADO FOOTWEAR FINANCIAL HOLDINGS LLC, a Delaware limited liability company (the “Undersigned”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor trustee (the “Trustee”) to U.S. BANK NATIONAL ASSOCIATION.

RECITALS

WHEREAS, Crocs, Inc. (the “Issuer”), the Guarantors party thereto and the Trustee entered into an Indenture, dated as of March 12, 2021, as supplemented by a First Supplemental Indenture, dated as of February 17, 2022, and a Second Supplemental Indenture, dated as of
January 19, 2023 (as supplemented to date, the “Indenture”), relating to the Issuer’s 4.250% Senior Notes due 2029 (the “Notes”); and

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Issuer agreed pursuant to the Indenture to cause any Restricted
Subsidiary of the Issuer that is required to provide a guarantee or is a borrower under the Credit Agreement or any other syndicated credit facility or capital markets debt in an aggregated principal amount in excess of $25.0 million to provide a Note Guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

Section 5. This Supplemental Indenture is an amendment supplemental to the

Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The recitals and statements herein are deemed to be those of the Issuer and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Note Guarantees provided by the Guarantors party to this Supplemental Indenture.

Section 7. All notices or other communications to the Issuer and the Guarantors shall be given as provided in Section 11.02 of the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CROCS, INC., as Issuer

By: /s/ Susan Healy
Name: Susan Healy
Title: Executive Vice President and Chief
Financial Officer

COLORADO FOOTWEAR FINANCIAL
HOLDINGS LLC

By:/s/ Josef Fonseca
Name: Josef Fonseca
Title: Manager

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By:/s/ Michael W. McGuire
Name: Michael W. McGuire
Title: Vice President